Exhibit 99.1

New President Appointed

Silver Reserve Corp., Reno, Nevada, June 23, 2008 OTCBB Symbol: SLVV

Silver Reserve Corp. is pleased to announce the appointment of Mr. Mason Douglas as President, effective June 23, 2008. Todd Montgomery, current President and CEO, will continue in his role as CEO.

Mr. Douglas is currently a member of the Board of Directors of Silver Reserve Corp. He has both an MBA and LLB. With nearly 8 years of experience in the mining industry as a consultant, executive and director for a variety of private and public companies. Mr. Douglas offers a wealth of experience in mining and project leadership.

Mr. Montgomery welcomes Mr. Douglas “as a new member of the executive team who will bring Silver Reserve experience in strategic planning and tactical implementation as well as strong interpersonal skills that will be critical for the development and growth of the Company in the future.” Mr. Montgomery added, “He has contributed positively to the Board of Directors and with the current development plans for the Company, we look forward to his contribution in his new leadership role at an operational level.”

Silver Reserve is an exploration stage mining company. The Company has a portfolio of 15 silver and base metal projects in the State of Nevada, United States of America. The properties are located in the counties of Esmeralda, Mineral, Nye, Lyon, Humboldt and Elko. Silver Reserve also owns a 250 ton per day mill facility at Mina, Nevada. A year long evaluation of the projects has identified the Medicine and Silver Queen Projects as the potential for the earliest develop sizable resources. A major drill program is being planed to concentrate on these two projects.

For More Information, Please Contact:

Mason Douglas, President
866-448-1073
info@silverreservecorp.com